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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Webridge, Inc.:

We consent to the use of our report included herein dated March 6, 2000, except as to note 10(b) which is as of September __, 2000, relating to the consolidated balance sheets of Webridge, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999, and to the reference to our firm under the heading "Experts" in the Prospectus.

Portland, Oregon
August 28, 2000